Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Nine Months Ended September 30,				For the Years Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
	(Dollars in millions)
Earnings:
Income before income taxes	$737		$829		$1,036		$2,079		$2,582		$2,478		$2,471
Plus:
Fixed charges	1,416		1,711		2,232		3,044		4,068		3,233		2,029
Less:
Dividends/accretion on preferred stock	—		124		124		21		—		—		—
Noncontrolling interest	29		15		24		10		12		5		4
Capitalized interest	—		—		—		2		4		2		1

Earnings, including interest on deposits	2,124		2,401		3,120		5,090		6,634		5,704		4,495

Less:
Interest on deposits	725		977		1,271		1,891		2,620		2,137		1,252

Earnings, excluding interest on deposits	$1,399		$1,424		$1,849		$3,199		$4,014		$3,567		$3,243

Fixed charges:
Interest expense	$1,372		$1,543		$2,040		$2,969		$4,014		$3,185		$1,981
Capitalized interest	—		—		—		2		4		2		1
Interest portion of rent expense	44		44		68		52		50		46		47
Dividends/accretion on preferred stock	—		124		124		21		—		—		—

Total fixed charges	1,416		1,711		2,232		3,044		4,068		3,233		2,029

Less:
Interest on deposits	725		977		1,271		1,891		2,620		2,137		1,252

Total fixed charges excluding interest on deposits	$691		$734		$961		$1,153		$1,448		$1,096		$777

Earnings to fixed charges:
Including interest on deposits	1.50	x	1.40	x	1.40	x	1.67	x	1.63	x	1.76	x	2.22	x

Excluding interest on deposits	2.02	x	1.94	x	1.92	x	2.77	x	2.77	x	3.25	x	4.17	x